Exhibit 99.1

Update on Acquisition of Impact Biomedical, Inc.

ROCHESTER, N.Y., April 27, 2020 (GLOBE NEWSWIRE) -- Document Security Systems, Inc. (“DSS” or the “Company”) (NYSE American: DSS), a leader in anti-counterfeit, authentication and diversion protection technologies, announces the completion of the required independent valuation, allowing the company to proceed with the acquisition of the stock of Impact BioMedical, Inc. (“Impact BioMedical”) through a share exchange agreement as outlined in the term sheet announced on March 12, 2020  (the “Term Sheet”) among DSS, DSS BioHealth Security, Inc., a wholly-owned direct subsidiary of DSS, Impact BioMedical and Global BioMedical Pte. Ltd. (“Global BioMedical”), which owns all of the stock of Impact BioMedical.

Impact BioMedical’s ownership of a suite of antiviral and medical technologies has been valued at $382 million. As the value is higher than the agreed value, the purchase price for the acquisition will be DSS common stock and convertible preferred stock with an agreed value of $50 million, as previously announced. The independent valuation was completed by Destum Partners (“Destum Partners”), known globally for its high level of expertise and capability in independently valuing and advising on pharmaceutical technology. Since 2015, Destum Partners has valued and advised on $2.5 billion in completed transactions. For over 15 years, Destum Partners has maintained a strong presence within the biopharma and the life sciences industry with clients ranging from multinational Fortune 500 companies to midsized and early stage privately held companies. They have a global reach with clients in their portfolio based in Asia, Europe and the Americas.

Global BioMedical is a 100% owned subsidiary of Singapore eDevelopment Limited (SGX: 40V) (“SeD”). The completion of the transaction is conditioned upon obtaining approval of the shareholders of both SeD and DSS, completion of an audit of the financial statements of Impact BioMedical, and other conditions.  SeD’s Chief Executive Officer and largest shareholder is Heng Fai Ambrose Chan, the Chairman of the Board and largest shareholder of DSS.

The parties to the Term Sheet will continue to progress toward closing the deal and will provide further updates on its progress as appropriate.

Shareholders and potential investors of DSS are advised to read this Press Release, documents filed by DSS with the Securities and Exchange Commission (www.sec.gov) and any further announcements made by DSS carefully.

About Document Security Systems, Inc. (DSS)

For over 15 years, DSS has protected corporations, financial institutions, and governments from sophisticated and costly fraud. DSS’ innovative anti-counterfeit, authentication, and brand protection solutions are deployed to prevent attacks which threaten products, digital presence, financial instruments, and identification. AuthentiGuard®, the company’s flagship product, provides authentication capability through a smartphone application so businesses can empower a wide range of employees, supply chain personnel, and consumers to track their brands and verify authenticity. For more information on DSS visit http://www.dsssecure.com.

About Impact BioMedical, Inc.

Impact BioMedical, Inc. (“Impact BioMedical”) is a wholly owned direct subsidiary of Global BioMedical Pte. Ltd., which in turn is a wholly owned direct subsidiary of Singapore eDevelopment Limited, a company listed on the Singapore Exchange.

Impact BioMedical strives to leverage its scientific know-how and intellectual property rights to provide solutions that have been plaguing the biomedical field for decades. By tapping into the scientific expertise of GRDG Sciences, LLC. and Australian Exchange-listed Holista CollTech Limited, Impact BioMedical pledges to undertake a concerted effort in the R&D, drug discovery and development for the prevention, inhibition, and treatment of neurological, oncological and immuno related diseases.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements related to the Company’s ability to complete the financing, its intended use of proceeds and other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond our control, include: the risk that the acquisition of Impact Biomedical may not be approved by the shareholders of either DSS or SeD, or may not close for other reasons; risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of development activities; our ability to attract, integrate and retain key personnel; our need for substantial additional funds; patent and intellectual property matters; competition; as well as other risks described in the section entitled “Risk Factors” in the prospectus and in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the SEC on March 31, 2020, and in our other filings with the SEC, including, without limitation, our reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward- looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Contact:

Bret Shapiro, Core IR

(516) 222-2560

ir@dsssecure.com